Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of November 15, 2023 (the “Effective Date”), by and between MIRALOGX LLC, a Florida limited liability company located at 900 West Platt St., Suite 200, Tampa, FL 33606 (“Licensor”), and MIRA PHARMACEUTICALS, INC., a Florida corporation having its principal place of business at 855 N. Wolfe St., Suite 601, Baltimore, MD 21205 (“Licensee”). Licensor and Licensee are each herein referred to as “Party” and collectively as the “Parties.”

WHEREAS, Licensor is the owner of all right, title, and interest in and to intellectual property pertaining to certain antidepressant compounds and associated pharmaceutical formulations and therapeutic treatment methods; and

WHEREAS, Licensee is a life sciences company focused on the development of MIRA1a, a novel synthetic THC analog, to treat anxiety and cognitive decline in the elderly and neuropathic pain without impurities or the negative side effects associated with cannabis plant extracts. Licensee now desires to develop a drug product containing 2-(2-chlorophenyl)-2-(methylamino)cyclopentan-1-one (sometimes referred to by the Parties as “M209” or “KETAMIR-2”) as an active agent.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1—DEFINITIONS

1.1 “Licensed Product” shall mean a drug product containing as an active agent 2-(2-chlorophenyl)-2-(methylamino)cyclopentan-1-one or a pharmaceutically acceptable salt or ester thereof.

1.2 “Patent Rights” shall mean the patent applications listed on the attached Schedule A and all patents, continuations, continuations-in-part, divisionals, reissues, substitutes, and reexamination certificates claiming priority therefrom, to the extent they cover Licensed Products.

1.3 “Licensed Territory” shall mean the United States, Canada, and Mexico.

1.4 “Sublicensee” shall mean any entity, whether a partnership, firm, company, corporation or otherwise to which Licensee grants a sublicense under the Patent Rights.

1.5 “Net Sales Price” shall mean the invoice price for Licensed Products sold in arm’s length sales or commercial transactions to a third party by Licensee, its affiliates, or any third party which acquired ownership of any Licensed Product from Licensee, less deductions for taxes, duties, and shipping charges separately stated on the invoice.

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1.6 “Revenue” shall mean any and all revenue received for a Licensed Product, including but not limited to, revenue or royalties from sales of Licensed Products, upfront revenue, milestone revenue, royalty income (e.g., running royalty or minimum royalty), and license fees.

1.7 “Valid Claim” shall mean a claim in an unexpired Letters Patent under the Patent Rights which has not been held invalid or unenforceable by a court or tribunal of competent jurisdiction from which no further appeal can be taken or has been taken within the required time period.

1.8 “Field of Use” shall mean therapeutic treatments and other medical or health uses in humans and preclinical studies and activities of any kind conducted in furtherance of obtaining regulatory approval for or commercialization of human therapeutic treatments and uses. Except as required for obtaining regulatory approval for or commercialization of human therapeutic treatments and uses, Field of Use shall not include veterinary uses.

1.9 “Project Inventions” shall mean any and all new discoveries, concepts, ideas, proprietary material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not patentable or reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression during the performance of this Agreement.

1.10 “Confidential Information” shall mean any scientific, technical, trade or business information possessed, obtained by, developed for or given to the other Party which is treated by the disclosing party as confidential or proprietary including, without limitation, proprietary material, research results, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of either Party, and any other confidential information about or belonging to either Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others. All information of a confidential or proprietary nature supplied in written, electronic, oral or visual form pursuant to this Agreement shall be considered as being Confidential Information.

1.11 “Mark” shall mean the word mark “KETAMIR” which was coined by Licensor and in which Licensor holds or may hold certain common law trademark rights.

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ARTICLE 2—COSTS, ROYALTY PAYMENTS AND REPORTS

2.1 Cost Reimbursement. Licensee shall pay to Licensor a one-time, nonrefundable payment of one hundred thousand dollars ($100,000) upon the signing of this Agreement to account for already incurred costs of Licensor in filing the patent applications listed on Schedule A, and Licensee shall deliver to Licensor a Common Stock Purchase Warrant to purchase up to 700,000 shares of Licensee common stock for a period of five years.

2.2 Royalties. Licensee agrees to pay to Licensor eight percent (8.0%) of the following consideration actually received in the aggregate by Licensee:

(i) Net Sales Price; and

(ii) Revenue, excluding any commercial sales accounted for in the Net Sales Price (collectively, (i) and (ii) being the “Royalties”), where the term “milestone revenue” as used in Section 1.5 (Revenue) refers to consideration paid to Licensee, by any third party, upon the first achievement of any developmental or regulatory approval event as to all Licensed Product(s).

2.3 Sublicensees. To the extent Licensee grants a sublicense to any third party, and receives Revenue therefrom, then Licensee agrees to pay to Licensor eight percent (8.0%) of Revenue received in the aggregate by Licensee from all such sublicensees, to the extent such Revenue has not been accounted for in Section 2.2(ii). For clarity, Licensee will owe at most eight percent (8.0%) of all consideration collectively received from all commercial sales and all third parties under all sections of this Article 2.

2.4 Term of Royalty Obligations. The Royalties specified in Section 2.2 shall commence on the Effective Date, and shall continue, in each applicable country on a product-by-product and country-by-country basis until the date of expiration of the last to expire of the Patent Rights(“Term”).

2.5 Payments of Royalties. Royalties shall be paid no later than sixty (60) days following the end of the calendar quarter during which Licensed Products are sold and invoiced, or Revenues are received.

2.6 Place of Payment. Licensee agrees to pay the respective amounts contemplated by Article 2 to Licensor at the respective addresses listed hereinabove, or at such other places as Licensor may specify from time to time, in United States dollars and through a United States bank as designated by Licensor.

2.7 No Double Royalties. No royalty shall be paid twice on a Licensed Product.

2.8 Interest. All undisputed payments due hereunder that are not paid when due and payable as specified in this Agreement shall bear interest at an accrual rate equal to the prime rate for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 2%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

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2.9 Right to Documentation. Upon request once a calendar year, Licensor shall have the right to request reasonable documentation of Licensee’s calculations to determine Royalties and to request discussion of such calculations with appropriate representatives of Licensee.

2.10 Records Retention and Audits. Licensee agrees to keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the Royalties to be paid in Article 2 hereof, and Licensee further agrees to permit its books and records to be examined once a calendar year to the extent necessary to verify such Royalties, such examination to be made at the expense of Licensor by any auditor appointed by Licensor who shall be acceptable to Licensee, or by a certified public accountant appointed by Licensor; provided that only those Royalties paid by Licensee within the two (2) year period immediately preceding the start of the audit, and their supporting records, files, and books of account will be subject to audit.

ARTICLE 3—GRANT OF LICENSE AND RIGHT TO SUBLICENSE

3.1 Grant of Exclusive License. In consideration of and subject to payment ofthe costs and royalties under Article 2 hereof, Licensor hereby grants to Licensee and its subsidiaries an exclusive license under the Patent Rights to make, have made, use, offer for sale, sell, import and export Licensed Products solely in the Licensed Territory and solely in the Field of Use during the Term of Agreement.

3.2 Grant of Non-exclusive License. In consideration of and subject to payment of the costs and royalties under Article 2 hereof, Licensor further grants to Licensee and its subsidiaries a non-exclusive license to manufacture Licensed Products outside the Licensed Territory solely for importation into the Licensed Territory and solely in the Field of Use during the Term of Agreement.

3.3 Right to Sublicense. The licenses granted in Sections 3.1 and 3.2 include the right of Licensee and its subsidiaries to grant corresponding Sublicenses to third parties during the Term of Agreement.

3.4 Trademark License. In consideration of and subject to payment of the costs and royalties under Article 2 hereof, Licensor hereby grants to Licensee and its subsidiaries an exclusive license to use the Mark solely in the Licensed Territory and solely in the Field of Use, and only in association with the Licensed Products during the Term of Agreement.

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ARTICLE 4—PATENT MARKING

4.1 Patent Marking. Licensee agrees that all Licensed Products sold by Licensee, its subsidiariess, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, or if such marking is not practicable, shall so mark the accompanying outer box or product insert for Licensed Products accordingly, or by virtual marking to the extent permitted by applicable law.

ARTICLE 5—Patent Enforcement

5.1 IP Enforcement. Licensee shall have the primary right, but not the obligation, to take action in its own name to secure the cessation of any infringement or misappropriation or to enter suit against the infringer in the Licensed Territory and in the Field of Use. Any such action will be at Licensee’s expense, employing counsel of its own choosing. If Licensee elects not to exercise its right to prosecute or take other appropriate action in connection with an infringement or misappropriation of the Patents Rights or fails to take any such action within sixty (60) days of first receiving notice of such infringement or misappropriation, Licensor may do so at its own expense, controlling such action. In the event of any infringement or misappropriation suit against a third party brought by either Party pursuant to this Section, the Party so proceeding shall pay to the other Party all of its costs and expenses (but not attorney’s fees) in connection with such action and such other Party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.). Whichever Party exercises its right to take action in its own name to secure the cessation of any infringement or misappropriation or to enter suit against an infringer shall be entitled to any applicable damages award, including any settlement payment, received as a result of taking action.

ARTICLE 6—Patent Prosecution

6.1 IP Procurement. Licensor will have sole control over the filing, prosecution, maintenance, and management of any and all issued patents and pending and future patent applications encompassing the Patent Rights, as of the Effective Date of this Agreement; provided that Licensee will identify in writing to Licensor countries in the Licensed Territory (“Identified Countries”) in which to file, prosecute, and/or maintain patent applications or patents of the Patent Rights. Licensor will select all outside counsel for prosecution of the Patent Rights and such counsel will represent Licensor in such prosecution. Licensor will keep Licensee fully informed, at Licensee’s expense, of all prosecution related actions, including submitting to Licensee copies of all official actions and responses, and will reasonably cooperate with Licensee to whatever extent is reasonably necessary to provide Licensee the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights, which comments and suggestions will be considered by the other party.

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6.2 Reimbursement of Prosecution Costs. In addition to the payment of Section 2.1, Licensee shall reimburse Licensor for expenses as Licensor incurs those expenses relating to the preparation, filing, prosecution and maintenance of the Patent Rights in the Licensed Territory for so long as the Agreement remains in effect. All payments due pursuant to this Section 6.2 shall be made within sixty (60) days of Licensor’s delivery of an invoice for such charges.

6.3. Licensor Patents. If Licensor desires to cease maintaining any patent falling within the Patent Rights, it shall give Licensee not less than forty-five (45) days’ prior written notice of such intention. The notice shall identify the patent in question, the fees or steps needed and the time by which they must be paid or taken. Licensee shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership and maintenance itself at its cost; thereafter, Licensor shall enter into an assignment of that patent or application and all rights thereunder to Licensee.

6.4 Licensor Patent Applications. If Licensor desires to abandon the prosecution of any patent application falling within the Patent Rights in the Licensed Territory, it shall give Licensee written notice of such intention not less than forty-five (45) days prior to the applicable fee payment or abandonment deadline. The notice shall identify the application in question, the fees or steps needed and the time by which they must be paid or taken. Licensee shall then have the right, but not the obligation, within thirty (30) days of receiving such notice, to elect by written notice to take over ownership and prosecution at its cost; thereafter, Licensor shall enter into an assignment of that patent application and all rights thereunder to Licensee.

ARTICLE 7—PRODUCT DEVELOPMENT and commercially reasonable efforts

7.1 Product Development. Licensee acknowledges that it will be solely responsible for clinical development of the Licensed Product and, if commercially feasible, commercialization of the Licensed Product, including obtaining all regulatory approvals.

7.2 Commercially Reasonable Efforts. Licensee shall take such steps as are commercially reasonable to further the clinical development of the Licensed Product and to bring the Licensed Product to practical application within the Field of Use, provided that Licensee reasonably believes that the Licensed Product is safe and effective as determined by successfully meeting its predetermined endpoints in its clinical trials, and provided that Licensee receives necessary regulatory approvals to continue development and reach the market for the Licensed Product in the Licensed Territory. Licensee shall keep Licensor informed in writing during the clinical development period on at least a semiannual basis of Licensee’s efforts and results with regard to continuing development of the Licensed Product. Licensee agrees that if and/or when it or its subsidiary sublicenses the Licensed Product to a third party for commercialization, Licensee shall include provisions in the sublicense agreement to obligate the Sublicensee to continue the clinical development of the Licensed Product in a commercially reasonable manner, provided that Licensee and/or Sublicensee receives necessary regulatory approvals to continue development and reach the market for the Product in the Licensed Territory. The sublicense agreement shall also provide that in the event that the Sublicensee no longer uses commercially reasonable efforts to advance the clinical development of the Licensed Product for reasons other than safety, lack of efficacy or lack of necessary regulatory approvals, as provided above, Licensee shall have the right to either terminate the license agreement or convert an exclusive license to a non-exclusive license so that License may seek other sublicensees.

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ARTICLE 8—TERM AND TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall remain in effect until the last to expire of the Patent Rights (the “Term”), unless earlier terminated in accordance with the provisions of this Article 8 or as provided in Article 12.

8.2 Termination Rights. Licensee may terminate this Agreement at any time during the Term upon thirty (30) days’ prior written notice to Licensor.

8.3 Termination for Insolvency. Licensor may terminate this Agreement immediately, if Licensee (a) becomes insolvent or is unable to pay its debts when due, (b) files a petition in bankruptcy, reorganization or similar proceedings (and if filed against, such petition is not removed within thirty (30) days), (c) discontinues its business, or (d) a receiver is appointed or there is an assignment for the benefit of Licensee’s creditors.

8.4 Termination for Breach; Other Termination. In the event that (i) either Party commits a material breach of its obligations under this Agreement, excluding Licensee’s obligation under Section 7.2 hereof to use commercially reasonable efforts to develop the Licensed Product, (ii) Licensee fails to pay any amount to Licensor hereunder when such amount is due and payable, or (iii) Licensee defaults on the Promissory Note and Loan Agreement between the Parties executed on even date herewith, and the breaching Party fails to cure that breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the breaching Party. In the event that Licensee breaches its obligation under Section 7.2 hereof to use commercially reasonable efforts to develop the Licensed Product and fails to cure that breach within one hundred and twenty (120) days after receiving written notice thereof from Licensor, Licensor may terminate this Agreement immediately upon written notice to Licensee.

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ARTICLE 9—Publication of Results

9.1 Publication of Results. If either Party determines that scientific findings and results developed in the conduct of the clinical development program have scientific significance that would be of interest to the broader research community, Licensee shall use reasonable efforts to publish or otherwise cause to be publicly disseminated within the research community such scientific findings and results, together with the underlying data, provided that such results have been produced and verified; provided, however, Licensee shall have no obligation to publish or disseminate information that contains Licensee’s Confidential Information or proprietary know-how or trade secrets or would compromise securing patent protection. Licensee shall acknowledge the support of Licensor in all such publications.

ARTICLE 10—intellectual properTy

10.1 Ownership Rights in Pre-Existing Works. Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, proprietary material, and all intellectual property rights therein, that were in existence as of the Effective Date or are later generated outside of scope of the performance by each Party of its obligations under this Agreement.

10.2 Ownership Rights in Project Inventions. Licensee shall own any and all proprietary rights, including all intellectual property rights, in all Project Inventions.

10.3 Protection and Perfection of Rights. Licensor will assist Licensee in any reasonable manner in the procurement and maintenance of all intellectual property rights in the Project Inventions, provided, however Licensee shall cover all expense at its sole cost. Without limiting the foregoing, Licensor will execute, and cause its employees and representatives to execute, upon Licensee’s request, any assignments, applications and other documents that Licensee believes may be necessary or appropriate to protect or perfect intellectual property rights in the Project Inventions. Licensor will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all intellectual property rights in the Project Inventions to Licensee or its designee and will, as requested by Licensee, obtain for Licensee the execution of all necessary applications or other documents therefore from any employee or consultant.

10.4 Licensor Representations and Warranties. Licensor represents and warrants to Licensee that:

(i) Licensor is the owner of the entire right, title and interest in the Patent Rights and has the legal power to grant rights to the Patent Rights as set forth in this Agreement;

(ii) Licensor has not granted any rights or made any commitments relative to the granting of any rights to others which are inconsistent with the rights granted to Licensee under this Agreement;

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(iii) The Patent Rights do not infringe or otherwise violate the intellectual property rights of any third party; and

(iv) Licensor (A) has the proper authority to enter into this Agreement; (B) in fulfilling its obligations under this Agreement, Licensor will comply with all applicable laws, decrees, statutes, rules, regulations, codes, and ordinances of any jurisdiction that may be applicable to it; and (C) this Agreement constitutes a legal, valid, and binding obligation of Licensor, enforceable against it in accordance with its terms.

ARTICLE 11—Confidentiality

11.1 Definition. Confidential Information shall have the meaning set forth in Section 1.

11.2 Exceptions to Confidential Information. The following information shall not be treated as Confidential Information: information (a) that is in the public domain or is known by others in the field at the time of disclosure; (b) that is in the possession of the Receiving Party free of any obligation of confidentiality prior to the time of disclosure; (c) that subsequently becomes part of the public domain or becomes publicly known through no fault of the receiving party; (d) that subsequently is received by the receiving party without any obligation of confidentiality from a third party who is free to disclose the information; (e) that is independently developed by the receiving party without the use of any Confidential Information; or (f) that is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order.

11.3 Confidentiality Obligations. For a period of five (5) years following the last disclosure by a Party of Confidential Information pursuant to this Agreement, or an unlimited period for any Confidential Information constituting an ongoing trade secret, the receiving party agrees that it will maintain the confidentiality of and will not disclose to any third party, or use for any purpose other than as contemplated by this Agreement, any Confidential Information furnished to it by the disclosing party, except as permitted herein. The receiving party agrees that any dissemination of Confidential Information to its employees shall be limited to the extent reasonably possible and that the receiving party shall take reasonable steps to instruct all persons to whom any Confidential Information is disclosed of the confidential nature of such information, the proprietary right of the disclosing party therein, and the obligation of such person to maintain the confidentiality of such information during and after employment with the receiving party. The receiving party shall also take appropriate action to reasonably assure that any consultants, agents or independent contractors of the receiving party who are hired or engaged by the receiving party shall hold in confidence any Confidential Information which they acquire during the course of their duties.

11.4 Exceptions to Non-Disclosure Obligation. In the event that the receiving party is required or requested by law or government order to disclose any Confidential Information, the receiving party will, to the extent permitted by law, (a) promptly notify the disclosing party of any such request or requirement, and of the circumstances relating to such disclosure and the proposed scope thereof, so that the disclosing party may seek an appropriate protective order or other appropriate protections, and (b) provide reasonable assistance at the disclosing party’s request so the disclosing party may seek to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

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ARTICLE 12—MISCELLANEOUS

12.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

12.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred without the prior written consent of the other Party; provided however, that each Party will have the right to assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of the Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. Notwithstanding the foregoing, any such assignment will not relieve the Party of the Party’s responsibilities for performance of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement are binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement will be null and void ab initio.

12.3 Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties and neither Party intends to create a benefit in favor of any third party.

12.4 Amendment. This Agreement may not be amended except in writing by all of the Parties. This Agreement may be signed in counterparts, each of which when taken together, will constitute one and the same instrument.

12.5 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

12.6 Governing Law. This Agreement shall be governed by the laws of Florida and the laws of the United States of America as applicable, without regard to its choice of law principles, and any dispute between the Parties with respect to this Agreement shall be subject to the jurisdiction of the Florida courts.

12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

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12.8 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party or beneficiary for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, pandemic, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six (6) months.

12.9 DISCLAIMER OF WARRANTIES. THE PARTIES MAKE NO REPRESENTATION OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.10 Healthcare Compliance. The Parties specifically intend to comply with all applicable laws, rules and regulations, including (i) the federal anti-kickback statute (42 U.S.C. 1320a-7(b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (n)). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; or is intended to induce illegal referrals of business. The Parties shall comply with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and all applicable state, local and foreign privacy and other laws, rules and regulations.

12.11 Debarment. Licensee represents that it is not debarred and that it does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 USC Section 335a(a) or (b) for any of the services or research hereunder. Licensee will promptly disclose in writing to Licensor if any individual or entity providing services hereunder is debarred or if any action, claim, investigation or legal or administrative proceeding is pending, threatened, relating to the debarment of Licensee or any individual/entity performing services (a “debarment action”) upon notice of such debarment action. In the event of debarment or notice of a debarment action, Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee.

12.12 Exclusion. Licensee represents that it is not excluded and does not use in any capacity, directly or indirectly, the services of any individual or entity which is excluded by the Office of the Inspector General (OIG) pursuant to Social Security Act Section 1128(a)(b) and (c) and or 42 USC Section 1320a-7 for any of the services or research hereunder. Licensee will promptly disclose in writing to Licensor if any individual or entity providing services hereunder is excluded or upon notice (an “exclusion action”) or if any action, claim, investigation or legal or administrative proceeding is pending and or threatened. In the event of exclusion or notice of an exclusion action, Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee.

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12.13 Indemnification.

a). Licensee agrees to indemnify, hold harmless and defend, Licensor and Licensor’s directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each a “Licensor Indemnitee”) from and against any and all claims, losses, expenses, demands, suits, liability or damage for personal injury, property damage or otherwise, including reasonable attorneys’ fees, (collectively “Claims”), arising directly or indirectly from, relating to, or resulting from (a) any research performed under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Licensee and its subcontractors and investigators, (b) any product developed in whole or in part from such research, (c) any claim of infringement or misappropriation of intellectual property provided the claim is not based on or related to the Patent Rights or Mark, (d) any material breach of its representations, warranties, covenants or obligations under this Agreement or (e) the conduct of Licensee’s business or operations outside of the clinical development program under this Agreement. Notwithstanding the foregoing, Licensee shall have no obligations pursuant to this Agreement to defend or indemnify Licensor from any liability, loss, damage or expense to the extent it arises from (a) Licensor’s negligence or willful misconduct, (b) any material breach by Licensor of its representations, warranties, covenants or obligations under this Agreement, (c) the Patent Rights or Mark, or (d) the conduct by Licensor of its business or operations outside of the clinical development program under this Agreement.

b). Licensor agrees to indemnify, hold harmless and defend, Licensee and Licensee’s subsidiaries, directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each a “Licensee Indemnitee”) from and against any and all Claims, arising directy or indirectly from, relating to, or resulting from (a) any claim of infringement or misappropriation of intellectual property based on or related to use of the Patent Rights or Mark; (b) any material breach of its representations, warranties, covenants or obligations under this Agreement or (c) the conduct of Licensor’s business or operations. Notwithstanding the foregoing, Licensor shall have no obligations pursuant to this Agreement to defend or indemnify Licensee from any liability, loss, damage or expense to the extent it arises from (a) Licensee’s negligence or willful misconduct, (b) any material breach by Licensee of its representations, warranties, covenants or obligations under this Agreement, or (c) the conduct by Licensee of its business or operations outside of the clinical development program under this Agreement.

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12.14 Indemnification Procedures. In the case of any Claim asserted against a Licensor Indemnitee or Licensee Indemnitee (each an “Indemnitee”), such Indemnitee shall (i) notify the other Party in writing as soon as it becomes aware of any Claim and shall permit the other Party (at the expense of the other Party) to assume defense of any Claim and (ii) cooperate fully with the legal representative chosen by the other Party, who shall be reasonably satisfactory to Indemnitee, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve the other Party of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to the other Party and the other Party is materially prejudiced as a result of such failure to give notice.

(a) Except with the prior written consent of the Indemnitee, the other Party shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.

(b) If the Indemnitee in good faith determines that the conduct of the defense of any Claim subject to indemnification under this Agreement or any proposed settlement of any such Claim by the other Party might be expected to affect adversely the Indemnitee’s tax status, reputation, the ability of the Indemnitee to conduct its business or fulfill its mission, the Indemnitee will have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to that portion of the Claim at the sole cost of the other Party, provided that if the Indemnitee does so take over and assume control, the Indemnitee may not settle such Claim without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.

12.15 Insurance. The Parties represent and warrant that they have and will maintain during the Term liability insurance in an amount as is customarily carried by entities engaged in activities similar to those contemplated by this Agreement, but in no event less than $1 million for a single occurrence and $4 million in the aggregate. Insufficient insurance or self-insurance coverage shall not relieve a Party of its indemnification obligations under Section 12.15.

12.16 In addition to the liability insurance referred to in Section 12.15 above, the Parties have and will maintain during the Term workmen’s compensation and other insurance coverage in amounts appropriate to the conduct of the Party’s business activities and the services and research contemplated by this Agreement and in conformance with applicable legal and regulatory requirements.

12.17 Licensee shall add Licensor as an additional insured to its insurance policies with respect to the clinical development program under this Agreement, and shall cause its insurance policies to provide for thirty (30) days’ prior written notice to Licensor by the insurance carrier of cancellation, expiration or modification of the insurance policy and will furnish to Licensor certificates of insurance evidencing the foregoing within thirty (30) days after the Effective Date.

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12.18 Limitation on Liability. It is agreed by the Parties that neither Party shall have a right to or shall claim its special, indirect or consequential damages, including lost profits, for breach of this Agreement.

12.19 Publicity; Use of Party’s Name. With the exception of Section 3.4, neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party, except that either Party may use the name of each other, disclose the existence of this Agreement, and include a general description of the nature of the clinical development program under this Agreement.

12.20 Notice. All notices required or permitted by this Agreement shall be in writing and shall be given by first class postage pre-paid mail, via electronic mail with receipt verification, or by facsimile transmission, effective in each case upon the date of mailing or facsimile transmission thereof to the parties addressed as follows:

If to Licensor:

MIRALOGX LLC

900 West Platt St., Suite 200

Tampa, FL 33606

Attn: CEO

If to Licensee:

MIRA PHARMACEUTICALS, INC.

855 N. Wolfe St., Suite 601

Baltimore, MD 21205

Attn: CEO

or to such other address as the party to receive such notice shall have designated by written notice to the other party hereto.

[Signatures Begin on Next Page]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

MIRALOGX LLC (Licensor)

By:	/s/ James A. McNulty

Name:	James A. McNulty

Title:	CFO

MIRA PHARMACEUTICALS, INC. (Licensee)

By:	/s/ Erez Aminov

Name:	Erez Aminov

Title:	CEO

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SCHEDULE A – PATENT RIGHTS

U.S. App. No. 63/537,744, filed September 11, 2023

U.S. App. No. 63/451,891, filed March 13, 2023

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